EXHIBIT 99.1 Halliburton Announces New Chief Accounting Officer HOUSTON – July 14, 2025 – Halliburton Company (NYSE: HAL) today announced a change to the company’s senior executive leadership as part of its succession management process. Effective July 16, 2025, Stephanie Holzhauser will assume the role of senior vice president and chief accounting officer. She replaces Charles Geer Jr. who is departing for an executive role at another company. “Stephanie plays a critical role in the finance and accounting organization and in the company’s success,” said Eric Carre, executive vice president and chief financial officer of Halliburton. “I am excited to see her take on this new opportunity and bring her strategic thinking, strong execution, and dynamic leadership to the role. Her appointment reflects both her outstanding contributions and our confidence in her ability to lead our accounting organization into the future.” Holzhauser began her career at Halliburton as an intern before joining the company as an associate accountant in 2004. Throughout her tenure, she held various roles of increasing responsibility in external reporting, technical accounting along with both the Completion and Production and Drilling and Evaluation divisions and most recently was the vice president of operations finance encompassing the hemispheres, divisions and financial planning and analysis teams. She holds a bachelor’s degree and master’s degree in accounting from Louisiana State University. About Halliburton Halliburton is one of the world’s leading providers of products and services to the energy industry. Founded in 1919, we create innovative technologies, products, and services that help our customers maximize their value throughout the life cycle of an asset and advance a sustainable energy future. Visit us at halliburton.com; connect with us on LinkedIn, YouTube, Instagram, and Facebook. For Investors: David Coleman investors@halliburton.com 281-871-2688 For Media: Alexandra Franceschi PR@halliburton.com 281-871-3602